                        DEVELOPMENT AND LICENSE AGREEMENT


                                 BY AND BETWEEN
                              GILEAD SCIENCES, INC.
                                       AND
                            F. HOFFMANN-LA ROCHE LTD
                                       AND
                             HOFFMANN-LA ROCHE INC.



                               SEPTEMBER 27, 1996

                                TABLE OF CONTENTS

ARTICLE 1. DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . . .    1

     1.1   "Affiliate" . . . . . . . . . . . . . . . . . . . . . . . .    1
     1.2   "Budget". . . . . . . . . . . . . . . . . . . . . . . . . .    2
     1.3   "Cost of Goods Sold". . . . . . . . . . . . . . . . . . . .    2
     1.4   "Cover" . . . . . . . . . . . . . . . . . . . . . . . . . .    2
     1.5   "Development Costs" . . . . . . . . . . . . . . . . . . . .    2
     1.6   "Development Plan". . . . . . . . . . . . . . . . . . . . .    3
     1.7   "European Union". . . . . . . . . . . . . . . . . . . . . .    3
     1.8   "First Commercial Sale" . . . . . . . . . . . . . . . . . .    3
     1.9   "Generically Equivalent Product". . . . . . . . . . . . . .    3
     1.10  "Gilead Know-How" . . . . . . . . . . . . . . . . . . . . .    3
     1.11  "Gilead Patent Rights". . . . . . . . . . . . . . . . . . .    3
     1.12  "IND" (or "Investigational New Drug Application") . . . . .    3
     1.13  "Joint Patent Rights" . . . . . . . . . . . . . . . . . . .    4
     1.14  "NDA" (or "New Drug Application") . . . . . . . . . . . . .    4
     1.15  "Net Sales" . . . . . . . . . . . . . . . . . . . . . . . .    4
     1.16  "Phase III Clinical Trial". . . . . . . . . . . . . . . . .    4
     1.17  "Product(s)". . . . . . . . . . . . . . . . . . . . . . . .    5
     1.18  "Proprietary Information" . . . . . . . . . . . . . . . . .    5
     1.19  "Roche Know-How". . . . . . . . . . . . . . . . . . . . . .    5
     1.20  "Roche Patent Rights" . . . . . . . . . . . . . . . . . . .    5
     1.21  "Steering Committee". . . . . . . . . . . . . . . . . . . .    5
     1.22  "Third Party" . . . . . . . . . . . . . . . . . . . . . . .    5
     1.23  "Third Party Royalties" . . . . . . . . . . . . . . . . . .    6
     1.24  "Valid Claim" . . . . . . . . . . . . . . . . . . . . . . .    6

ARTICLE 2. GRANT OF RIGHTS . . . . . . . . . . . . . . . . . . . . . .    6

     2.1   License Grant.. . . . . . . . . . . . . . . . . . . . . . .    6
     2.2   Sublicensing. . . . . . . . . . . . . . . . . . . . . . . .    6
     2.3   Right of First Refusal. . . . . . . . . . . . . . . . . . .    6
     2.4   Gilead Sublicenses. . . . . . . . . . . . . . . . . . . . .    7
     2.5   Disclosure of Gilead Know-How.. . . . . . . . . . . . . . .    7
     2.6   Related Technology. . . . . . . . . . . . . . . . . . . . .    7

ARTICLE 3. DEVELOPMENT AND REGULATORY AFFAIRS. . . . . . . . . . . . .    7

     3.1   Steering Committee. . . . . . . . . . . . . . . . . . . . .    7
     3.2   Clinical Development and Regulatory Filings.. . . . . . . .    9


                                       i.

                                TABLE OF CONTENTS
                                   (CONTINUED)


     3.3   Development Costs.. . . . . . . . . . . . . . . . . . . . .    9
     3.4   Adverse Reactions.. . . . . . . . . . . . . . . . . . . . .   11

ARTICLE 4. DUE DILIGENCE. . . . . . . . . . . . . . . . . . . . . . .    11

     4.1   Due Diligence.. . . . . . . . . . . . . . . . . . . . . . .   11
     4.2   Global Commercial Roll-Out. . . . . . . . . . . . . . . . .   13
     4.3   Commercial Due Diligence. . . . . . . . . . . . . . . . . .   13
     4.4   Reports.. . . . . . . . . . . . . . . . . . . . . . . . . .   13

ARTICLE 5. COMPENSATION. . . . . . . . . . . . . . . . . . . . . . . .   14

     5.1   License Fee . . . . . . . . . . . . . . . . . . . . . . . .   14
     5.2   Milestone Payments. . . . . . . . . . . . . . . . . . . . .   14
     5.3   Royalty Payments; Adjustments.. . . . . . . . . . . . . . .   15
     5.4   Sublicense. . . . . . . . . . . . . . . . . . . . . . . . .   18
     5.5   Payment Structure.. . . . . . . . . . . . . . . . . . . . .   18

ARTICLE 6. MANUFACTURING . . . . . . . . . . . . . . . . . . . . . . .   19

     6.1   Pre-Commercial Manufacturing. . . . . . . . . . . . . . . .   19
     6.2   Commercial Manufacturing. . . . . . . . . . . . . . . . . .   19

ARTICLE 7  MARKETING . . . . . . . . . . . . . . . . . . . . . . . . .   20

     7.1   Pricing.. . . . . . . . . . . . . . . . . . . . . . . . . .   20
     7.2   Use of The Gilead Name. . . . . . . . . . . . . . . . . . .   20

ARTICLE 8. PAYMENTS; RECORDS; AUDIT. . . . . . . . . . . . . . . . . .   20

     8.1   Payment; Report.. . . . . . . . . . . . . . . . . . . . . .   20
     8.2   Exchange Rate; Manner and Place of Payment. . . . . . . . .   20
     8.3   Records and Audit.. . . . . . . . . . . . . . . . . . . . .   21
     8.4   Withholding Taxes.. . . . . . . . . . . . . . . . . . . . .   22

ARTICLE 9. TERM AND TERMINATION. . . . . . . . . . . . . . . . . . . .   22

     9.1   Term. . . . . . . . . . . . . . . . . . . . . . . . . . . .   22
     9.2   Licenses upon Expiration. . . . . . . . . . . . . . . . . .   22
     9.3   Termination for Breach. . . . . . . . . . . . . . . . . . .   23
     9.4   Termination for Gilead's Breach.. . . . . . . . . . . . . .   23
     9.5   Product Reversion.. . . . . . . . . . . . . . . . . . . . .   23
     9.6   Termination by Roche For Convenience. . . . . . . . . . . .   24
     9.7   Survival. . . . . . . . . . . . . . . . . . . . . . . . . .   24


                                       ii.

                                TABLE OF CONTENTS
                                   (CONTINUED)

ARTICLE 10.  INTELLECTUAL PROPERTY . . . . . . . . . . . . . . . . . .   24

     10.1  Ownership of Inventions.. . . . . . . . . . . . . . . . . .   24
     10.2  Prosecution of Patents. . . . . . . . . . . . . . . . . . .   24
     10.3  Infringement of Patents by Third Parties. . . . . . . . . .   26
     10.4  Infringement of Third Party Rights. . . . . . . . . . . . .   27
     10.5  Patent Marking. . . . . . . . . . . . . . . . . . . . . . .   28

ARTICLE 11.  INDEMNIFICATION . . . . . . . . . . . . . . . . . . . . .   28

     11.1  Indemnification by Gilead.. . . . . . . . . . . . . . . . .   28
     11.2  Indemnification by Roche. . . . . . . . . . . . . . . . . .   28
     11.3  Mechanics.. . . . . . . . . . . . . . . . . . . . . . . . .   28
     11.4  Insurance Coverage. . . . . . . . . . . . . . . . . . . . .   29

ARTICLE 12.  CONFIDENTIALITY . . . . . . . . . . . . . . . . . . . . .   30

     12.1  Proprietary Information; Exceptions.. . . . . . . . . . . .   30
     12.2  Authorized Disclosure . . . . . . . . . . . . . . . . . . .   31
     12.3  Return of Proprietary Information.. . . . . . . . . . . . .   31
     12.4  Publications. . . . . . . . . . . . . . . . . . . . . . . .   32

ARTICLE 13.  REPRESENTATIONS AND WARRANTIES. . . . . . . . . . . . . .   32

     13.1  Mutual Representations and Warranties.. . . . . . . . . . .   32
     13.2  Gilead Representations and Warranties.. . . . . . . . . . .   32
     13.3  No Other Representations. . . . . . . . . . . . . . . . . .   33

ARTICLE 14.  DISPUTE RESOLUTIONS; VENUE AND GOVERNING LAW. . . . . . .   33

     14.1  Disputes. . . . . . . . . . . . . . . . . . . . . . . . . .   33
     14.2  Alternative Dispute Resolution. . . . . . . . . . . . . . .   34
     14.3  Arbitration Procedure.. . . . . . . . . . . . . . . . . . .   34
     14.4  Judicial Enforcement. . . . . . . . . . . . . . . . . . . .   36
     14.5  Governing Law.. . . . . . . . . . . . . . . . . . . . . . .   36

ARTICLE 15.  MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . .   36

     15.1  Agency. . . . . . . . . . . . . . . . . . . . . . . . . . .   36
     15.2  Assignment. . . . . . . . . . . . . . . . . . . . . . . . .   36
     15.3  Amendment.. . . . . . . . . . . . . . . . . . . . . . . . .   36
     15.4  Notices.. . . . . . . . . . . . . . . . . . . . . . . . . .   36
     15.5  Force Majeure.. . . . . . . . . . . . . . . . . . . . . . .   37
     15.6  Affiliates. . . . . . . . . . . . . . . . . . . . . . . . .   38


                                      iii.

                                TABLE OF CONTENTS
                                   (CONTINUED)

     15.7  Export Control. . . . . . . . . . . . . . . . . . . . . . .   38
     15.8  Severability. . . . . . . . . . . . . . . . . . . . . . . .   38
     15.9  Cumulative Rights.. . . . . . . . . . . . . . . . . . . . .   38
     15.10 Waiver. . . . . . . . . . . . . . . . . . . . . . . . . . .   38
     15.11 Entire Agreement. . . . . . . . . . . . . . . . . . . . . .   38




                                       iv.

                        DEVELOPMENT AND LICENSE AGREEMENT


     THIS DEVELOPMENT AND LICENSE AGREEMENT (the "AGREEMENT"), dated as of September 27, 1996 (the "EFFECTIVE DATE"), is made by and between GILEAD SCIENCES, INC., a Delaware corporation ("GILEAD"), on the one hand, and F. HOFFMANN-LA ROCHE LTD, a corporation organized under the laws of Switzerland, and HOFFMANN-LA ROCHE INC, a corporation organized under the laws of New Jersey, on the other hand (collectively, "ROCHE").

                                   BACKGROUND

     WHEREAS, Gilead has discovered and is developing a series of proprietary compounds which act as influenza neuraminidase inhibitors and may be effective in the prevention and treatment of influenza; and

     WHEREAS, Roche, through its divisions and/or subsidiaries, is engaged in the development, production and commercialization of pharmaceuticals, but prior to the date of this Agreement has not established a research program in the area of influenza neuraminidase inhibition or discovered compounds which have such effect; and

     WHEREAS, Gilead and Roche desire to enter into a development and license agreement for the worldwide development and marketing of influenza neuraminidase inhibitors for the prevention and treatment of influenza.

     NOW, THEREFORE, in consideration of the foregoing premises and the covenants and obligations set forth in this Agreement, the parties hereby agree as follows:

                                    ARTICLE 1

                                   DEFINITIONS
     As used herein, the following terms will have the following meanings:

     1.1 "AFFILIATE" means any entity that directly or indirectly Owns, is Owned by or is under common Ownership with, a party to this Agreement, where "Own" or "Ownership" means direct or indirect possession of at least fifty percent (50%) of the outstanding voting securities of a corporation or a comparable ownership in any other type of entity, provided, however, that if the law of the jurisdiction in which such entity operates does not allow fifty percent (50%) or greater ownership by a party to this Agreement, such ownership interest shall be at least forty percent (40%). The term Affiliate shall not include Genentech, Inc., 460 Point San Bruno Boulevard, South San


                                       1.

Francisco, California, prior to the time Roche delivers notice to Gilead designating Genentech as its Affiliate.

     1.2 "BUDGET" means the annual budget approved by the parties from time to time pursuant to Section 3.3(d).

     1.3 "COST OF GOODS SOLD" means the manufacturing cost of Product sold by Roche, its Affiliates and sublicensees, calculated in accordance with reasonable cost accounting methods of such parties, provided that such methods comply with generally accepted accounting principles and the further provisions of this
Section 1.3. Cost of Goods Sold shall consist of direct labor and materials and a reasonable allocation of indirect labor, facilities expense (including depreciation over the expected life of the buildings and equipment), and administration costs. Cost of Goods Sold shall exclude costs associated with process development, initial Product batches for regulatory approval, plant start-up costs, excess capacity, Third Party royalties, or any costs for which provision has been made in the definition of Net Sales. In the event of any transfer of Product among Roche, its Affiliates or sublicensees, the Cost of Goods Sold shall exclude any profit or other mark-up by any such parties.

     1.4 "COVER" (including variations thereof such as "Covered," "Coverage," or "Covering") shall mean that the manufacture, use or sale of a particular product would infringe a Valid Claim of an issued patent in the absence of rights under such patent. The determination of whether a product is Covered by particular patent rights shall be made on a country by country basis.

     1.5 "DEVELOPMENT COSTS" mean the costs incurred by Gilead or for its account after the Effective Date which are consistent with the Development Plan and are specifically attributable to the development of Products. Such costs shall mean the direct costs and the indirect costs of all Gilead development personnel and any third party costs, all of them incurred to further the Product development program. Indirect costs related to the Development Plan shall include but not be limited to salaries, employee benefits, use of facilities and equipment, personnel, travel materials and supplies, which shall be absorbed into the Development Costs based on generally accepted accounting principles and methods approved by Roche, such approval not to be unreasonably withheld.


                                       2.

     1.6 "DEVELOPMENT PLAN" means the plan for the development of Products approved from time to time pursuant to Section 3.3. The initial Development Plan, reflecting the mutual objectives of the parties with respect to the sequence of events leading up to the filing of regulatory submissions, has been agreed to by the parties as of the Effective Date.

     1.7 "EUROPEAN UNION" or "EU" means the following countries: Austria, Belgium, Denmark, Finland, France, Germany, Greece, Ireland, Italy, The Netherlands, Portugal, Spain, Sweden, and the United Kingdom.

     1.8 "FIRST COMMERCIAL SALE" means the first sale, in any particular country, by Roche or its Affiliates or sublicensees of Product for use by the general public after required marketing and pricing approval has been granted by the governing health authority of that country.

     1.9 "GENERICALLY EQUIVALENT PRODUCT" shall mean a product marketed by a Third Party, not under license from Roche, which contains as an active ingredient an influenza neuraminidase inhibitor the composition of matter of which is within the scope of a Gilead Patent Right or a Joint Patent Right.

     1.10 "GILEAD KNOW-HOW" means all proprietary inventions, technology, trade secrets, clinical and preclinical results, and any physical, chemical or biological material, or other information excluding Gilead Patent Rights and Joint Patent Rights, owned or acquired with right to sublicense during the term of this Agreement by Gilead or any Affiliate of Gilead, which are necessary or useful to Roche in the development, formulation, manufacture, use or sale of Products.

     1.11 "GILEAD PATENT RIGHTS" mean the rights under patents and patent applications, both foreign and domestic, which (a) Cover an influenza neuraminidase inhibitor, or its manufacture, formulation or use, including intermediates for the manufacture or use thereof, (b) are based on an invention made at any time prior to the fifth anniversary of the Effective Date and (c) are owned by or licensed to Gilead or any Gilead Affiliate with the right to sublicense. Notwithstanding the foregoing, Gilead Patent Rights shall exclude Joint Patent Rights but shall include "Gilead Patents," which are defined as those patents and patent applications owned by or licensed to Gilead or any Gilead Affiliate with the right to sublicense that are encompassed within Gilead Patent Rights. Set forth as Exhibit A is a list of the Gilead Patents as of the Effective Date. Such Exhibit shall be updated no more frequently than annually upon Roche's request.

     1.12 "IND" (OR "INVESTIGATIONAL NEW DRUG APPLICATION") means an application as defined in the United States Food, Drug and Cosmetic Act and applicable regulations promulgated thereunder to the United States Food and Drug Administration (the "FDA") or the equivalent application to the equivalent agency in any other country or


                                       3.

group of countries, the filing of which is necessary to commence clinical testing of Products in humans.

     1.13 "JOINT PATENT RIGHTS" mean the rights under patents and patent applications, both foreign and domestic, which (a) Cover an influenza neuraminidase inhibitor, or its manufacturing formulation or use, including intermediates for the manufacture or use thereof, (b) are based on an invention made at any time prior to the fifth anniversary of the Effective Date, and (c) are owned jointly by Gilead and Roche. Exhibit A shall be amended to include Joint Patents when such patent applications are first filed.

     1.14 "NDA" (OR "NEW DRUG APPLICATION") means an application as defined in the United States Food, Drug and Cosmetic Act and applicable regulations promulgated thereunder to the United States FDA or the equivalent application to the equivalent agency in any other country or group of countries, the filing of which is necessary to commence commercial sale of Products.

     1.15 "NET SALES" means the gross sales invoiced by Roche, its Affiliates or sublicensees for Product to Third Parties other than sublicensees, less deductions of returns (including withdrawals and recalls), rebates (price reductions, including Medicaid and similar types of rebates, e.g. chargebacks), volume (quantity) discounts, discounts granted at the time of invoicing, sales taxes and other taxes directly linked to and included in the gross sales amount as computed on a product by product basis for the countries concerned (hereinafter referred to as "Adjusted Gross Sales").


     From the Adjusted Gross Sales there shall be a lump sum deduction of
[        ] for those sales-related deductions which are not
accounted for on a product by product basis (e.g., outward freights, transportation insurance, packaging materials for dispatch of goods, custom duties, discounts granted later than at the time of invoicing, cash discounts and other direct sales expenses).

     In the case of Products being sold as part of a combination product containing the Product and one or more other therapeutically active ingredients, the parties shall negotiate an appropriate royalty adjustment to reflect the relative significance of each such ingredient, based on the estimated fair market value of each such therapeutically active ingredient.

     Notwithstanding the foregoing, amounts received by Roche or its Affiliates or sublicensees for the sale of Licensed Products among Roche and its Affiliates or sublicensees for resale shall not be included in the computation of Net Sales hereunder.

     1.16 "PHASE III CLINICAL TRIAL" means any clinical trial primarily designed to serve as a pivotal, well-controlled study upon which approval of an NDA will be based,


                      [*] CONFIDENTIAL TREATMENT REQUESTED

                                       4.

including such a study referred to or denominated as a Phase II/III study in the United States or the equivalent elsewhere.

     1.17 "PRODUCT(S)" means any pharmaceutical product containing an influenza neuraminidase inhibitor Covered by a Gilead Patent Right, a Roche Patent Right or a Joint Patent Right.

     1.18 "PROPRIETARY INFORMATION" means, subject to the limitations set forth in Section 12.1 hereof, all information disclosed by a party hereto to the other party pursuant to this Agreement. In particular, Proprietary Information shall be deemed to include, but is not limited to, information relating to research and development programs and results, therapeutic candidates and products, clinical and preclinical data, trade secrets, business strategy, patent applications, licenses, suppliers, manufacturers, product and marketing strategy, customers, market data, personnel and consultants.

     1.19 "ROCHE KNOW-HOW" means all proprietary inventions, technology, trade secrets, clinical and preclinical results, and any physical, chemical or biological material, or other information excluding Roche Patent Rights and Joint Patent Rights, owned or acquired with right to sublicense during the term of this Agreement by Roche or any Affiliate of Roche, which are necessary or useful to Roche in the development, formulation, manufacture, use or sale of Products.

     1.20 "ROCHE PATENT RIGHTS" means the rights under patents and patent applications, both foreign and domestic, which (a) Cover an influenza neuraminidase inhibitor, or its manufacture, formulation or use, including intermediates for the manufacture or use thereof, (b) are based on an invention made at any time prior to the fifth anniversary of the Effective Date, and (c) are owned by or licensed to Roche or any Roche Affiliate, with the right to sublicense. Notwithstanding the foregoing, Roche Patent Rights shall exclude Joint Patent Rights, but shall include "Roche Patents," which are defined as those patents and patent applications owned by or licensed to Roche or any Roche Affiliate with the right to sublicense that are encompassed within Roche Patent Rights. Exhibit A shall be amended to include Roche Patents when such patent applications are first filed. Such Exhibit shall be updated no more frequently than annually upon Gilead's request.

     1.21 "STEERING COMMITTEE" means that committee comprised of an equal number of representatives of Gilead and Roche, but not less than two (2) representatives from each company, which shall have the responsibilities set forth in Section 3.1 and elsewhere in this Agreement.

     1.22 "THIRD PARTY" means any person or entity other than Gilead, Roche or an Affiliate of either party hereto.


                                       5.

     1.23 "THIRD PARTY ROYALTIES" means any royalties or license fees owing to a Third Party attributable to the manufacture, use or sale of Products and in consideration of a license under any patent which such Product would otherwise infringe.

     1.24 "VALID CLAIM" means a claim in the Gilead Patent Rights, the Roche Patent Rights, or the Joint Patent Rights, which has not been disclaimed or held invalid by a decision beyond the right of review or otherwise has been finally determined by a court of competent jurisdiction to be unenforceable.

                                    ARTICLE 2

                                 GRANT OF RIGHTS

     2.1 LICENSE GRANT. Subject to the terms of this Agreement, Gilead hereby grants to Roche and its Affiliates a sole and exclusive, worldwide license under the Gilead Patent Rights, Gilead's interest in the Joint Patent Rights, and the Gilead Know-How only for the manufacture, importation, use, sale and offer for sale of Products for any and all uses. Roche agrees that the Gilead Patents and the Gilead Know-How will not be used for any other purpose.

     2.2 SUBLICENSING. Except as otherwise provided in Section 2.3 below, Roche shall have the right to sublicense the rights granted under Section 2.1 to Third Parties. If Roche grants a sublicense, all of the terms and conditions of this Agreement shall apply to the sublicensee to the same extent as they apply to Roche for all purposes of this Agreement. Roche assumes full responsibility for the performance of all obligations so imposed on such sublicensee and will itself pay and account to Gilead for all royalties due under this Agreement by reason of the operations of any such sublicensee.

     2.3 RIGHT OF FIRST REFUSAL. In the event Roche desires to sublicense the rights granted pursuant to Section 2.1 above to any Third Party for
commercialization in any of the following countries:  the [                  ]
Roche shall first present an offer to Gilead for such rights.  Gilead and
Roche shall negotiate such offer in good faith for at least [                ]
from the date the offer is received by Gilead; PROVIDED, HOWEVER, that Roche shall not have an obligation to engage in such negotiations with respect to countries where Gilead has not established a sales force or committed to do so prior to the anticipated launch of the Product in such country.  If, at
the end of such [            ] period, the parties have been unable to
reach agreement on the essential terms of an agreement granting Product rights in such country or countries to Gilead, Roche shall be free to offer the rights to Products in such country or countries to any Third Party; provided, however, that Roche shall not make an offer more favorable to any such Third Party than the offer last made to Gilead by Roche without first
giving Gilead at least [               ] to consider and accept such more
favorable offer.

                      [*] CONFIDENTIAL TREATMENT REQUESTED

                                       6.

     2.4 GILEAD SUBLICENSES. It is the understanding of the parties that the license granted to Roche in Section 2.1 includes any future technology which Gilead may acquire by license, with the right to sublicense, which is relevant to the activities defined in Section 2.1. In the event Gilead obtains under license from a Third Party technology the subject matter of which falls under the license granted herein, Gilead shall promptly advise Roche of such license and the terms which would be applicable to Roche in the event a sublicense is granted hereunder. Roche may decline to accept the sublicense in question. If, following such disclosure, Roche elects to receive such sublicense, then such technology shall automatically be sublicensed to Roche hereunder without further consideration to Gilead. In the event of any such sublicense, the terms of the agreement between Gilead and its licensor shall govern in the event of any inconsistency between such Third Party license agreement and this Agreement, and the rights granted to Roche herein shall be explicitly subject to such Third Party license agreement.

     2.5 DISCLOSURE OF GILEAD KNOW-HOW. Following the Effective Date and through the term of this Agreement, Gilead shall make available to Roche, subject to the terms of this Agreement, all Gilead Know-How.

     2.6 RELATED TECHNOLOGY. Roche acknowledges that in consideration of the collaboration established hereby and the enabling nature of the work previously done by Gilead, any influenza neuraminidase inhibitors as to which Roche or its Affiliates acquires rights prior to the fifth anniversary of the Effective Date, whether by reason of their own efforts or under contract from Third Parties, shall be included within the definition of Products under this Agreement, subject to the terms and conditions hereof. Similarly, Gilead acknowledges that its license to Roche hereunder covers all of the influenza neuraminidase inhibitors as to which it has rights or acquires rights prior to the fifth anniversary of the Effective Date.

                                    ARTICLE 3

                       DEVELOPMENT AND REGULATORY AFFAIRS

     3.1  STEERING COMMITTEE.

               (a) STEERING COMMITTEE MEMBERSHIP AND GOVERNANCE. The parties shall establish a Steering Committee to coordinate the activities of the parties with respect to Products. The Steering Committee in turn may establish such working groups or other mechanisms as it desires to achieve this result. Except to the extent otherwise provided in this Agreement, the responsibility of the Steering Committee for each Product in each country shall terminate following the initial commercial launch of such Product in such country. The Steering Committee shall consist of an equal number of representatives of each party, which shall be at least two (2). The size of the Steering Committee may be changed by agreement of the parties. Each party shall within thirty


                                       7.

(30) days after the Effective Date select its initial members of the Steering Committee. Each party may select additional representatives to replace the initial Steering Committee members selected by such party as necessary during the term of the Agreement, and may have other representatives attend meetings of the Steering Committee in addition to the members of the committee. Any Steering Committee members selected by one party shall be subject to the reasonable approval of the other party. The Chairperson of the Steering Committee shall alternate annually between a representative of Gilead and a representative of Roche, with the initial Chairperson of the Steering Committee being appointed by Roche. The Chairperson of the Steering Committee shall be responsible for providing an agenda for each meeting of the committee at least ten (10) days in advance of such meeting and shall prepare written minutes of all committee meetings in reasonable detail. The Chairperson shall distribute such minutes to all members of the Steering Committee within twenty (20) days after the relevant meeting. The Steering Committee shall attempt to operate by consensus, and any issues that the Steering Committee is unable to resolve by consensus shall be submitted for resolution pursuant to Article 14 below.


               (b) STEERING COMMITTEE MEETINGS AND RESPONSIBILITIES. The Steering Committee shall meet at least two (2) times per year until the First Commercial Sale of a Product in any country, and thereafter as appropriate for the continued development and registration of Products. In addition, either party may request additional meetings as reasonably required. The Steering Committee shall be responsible for overseeing and monitoring the implementation of the Development Plan and the Budget. In particular, the Steering Committee will review and approve each annual Budget pursuant to Section 3.3. The Steering Committee shall also monitor the allocation of research and development work between the parties and shall recommend changes as necessary. The parties shall report to the Steering Committee on all significant clinical and regulatory issues relating to Products, and the Steering Committee shall make recommendations and provide strategic guidance with respect to such issues. The Steering Committee shall meet to review and approve a global clinical trial program prior to the conduct of any clinical trials, and shall review and approve the plans for any individual clinical trial of Product in advance of the anticipated commencement date thereof. Neither party shall commence any clinical trial of a Product until the Steering Committee has approved the plans therefor, PROVIDED, HOWEVER, that such requirement for prior approval shall not apply to post-marketing clinical trials which are not directed towards a change in the labeling of the Product. In addition to its responsibilities related to research and development, the Steering Committee shall oversee manufacturing activities related to the Products and plans for the initial commercial launch and country-by-country roll out of Products, and Roche shall report to the Steering Committee in reasonable detail regarding its current and planned activities in these areas.


                                       8.

     3.2  CLINICAL DEVELOPMENT AND REGULATORY FILINGS.

               (a) CLINICAL DEVELOPMENT. The collaborative clinical development program will follow the most expeditious path to achieve global registration of Products with both parties playing a significant role in the execution of clinical development activities. [


            ] Both parties will contribute to the conduct of clinical trials as necessary to support the global program. The final distribution of responsibility will be the decision of the Steering Committee.

               (b) REGULATORY FILINGS. Gilead shall prepare and file in its own name the IND for Products in the United States. [

                  ] The particular responsibility for filings, interactions with regulatory authorities and the appropriate time for transfer of regulatory responsibility to Roche will be decided by the Steering Committee. In any event, prior to the transfer of the IND in the United States, Roche shall receive copies of all material correspondence with the FDA and shall have the right to be present at all meetings with the FDA related to Products. Beginning at the time of transfer of ownership of the IND to Roche, Roche shall be primarily responsible with Gilead's assistance for all regulatory affairs in the United States related to Products. In addition, Gilead shall either transfer ownership of, or provide Roche with letters of access to, any drug master files or other regulatory dossiers containing information necessary or useful to Roche in connection with its regulatory filings for Product, with the choice between transfer or providing letters of access to be made in the discretion of Gilead. In all countries, Gilead shall be entitled to receive copies of material correspondence with regulatory authorities, including filings made by Roche, with respect to Products, and Gilead shall have the right to be present at all meetings with regulatory authorities related to Products.

               (c) DILIGENCE. Roche and Gilead will each diligently carry out the global development of Products as provided in this Section 3.2, subject to the Budgets approved under Section 3.3(d). Without limitation of the foregoing, such efforts shall include the assignment of appropriate personnel and the allocation of sufficient resources to carry out such party's responsibilities under the Development Plan.

     3.3  DEVELOPMENT COSTS.

               (a) GENERAL. Roche shall pay all its own research and development expenses in carrying out the Development Plan, as modified from time to time by the Steering Committee, and shall reimburse Gilead for all its Development Costs incurred pursuant to the Development Plan and the Budget in effect at the time.


                      [*] CONFIDENTIAL TREATMENT REQUESTED

                                       9.

               (b) AUDIT RIGHTS. Gilead shall keep complete and accurate records pertaining to the Development Costs incurred pursuant to this Agreement in sufficient detail to permit Roche to confirm the accuracy of such Costs. At Roche's request, Gilead will cause its independent certified public accountants to prepare abstracts of Gilead's relevant business records for review by Roche's independent certified public accountants. If, based on a review of such abstracts, Roche reasonably believes that a full audit of said business records would be necessary for the confirmation of the accuracy of the Development Costs, Roche's independent certified public accountants shall have full access to review all work papers and supporting documents pertinent to such abstracts, and shall have the right to discuss such documentation with Gilead's independent certified public accountants. [









                                               ]  Such audit rights may be
exercised no more often than once a year, within three (3) years after the period to which such records relate, upon notice to Gilead and during normal business hours. Roche will bear the full cost of such audit unless such audit discloses an overpayment of Development Costs by Roche of more than five percent (5%) from the amount due. Gilead shall promptly refund any such overpayment. The terms of this Section 3.3 (b) shall survive any termination or expiration of this Agreement for a period of three (3) years.

                (c) REIMBURSEMENT OF PRIOR RESEARCH EXPENSES. In addition to the payment of Development Costs as provided herein, Roche shall, within ten
(10) days after the Effective Date, pay to Gilead the amount of [
                 ] as reimbursement for research and preclinical development expenses incurred by Gilead with respect to Products prior to the Effective Date. Such payment shall be nonaccountable, nonrefundable and noncreditable.

               (d)  BUDGET.  It is agreed between the parties that as of the
Effective Date, the amount of [              ] is the estimated budget for
reimbursement to Gilead for its internal research and development efforts under
the Development Plan during a period of [                                ]
following the Effective Date. In addition, Gilead's external expenses for such research and development will be reimbursed pursuant to the Budget and in accordance with Section 3.3(e). Within forty-five (45) days following the Effective Date, the Steering Committee shall adopt a Budget for all research and development activities anticipated for the period from the Effective


                      [*] CONFIDENTIAL TREATMENT REQUESTED

                                       10.

Date through December 31, 1997. The Budget approved by the Steering Committee will replace the estimated budget for Gilead's internal expenses referred to above. On or before October 1, 1997, and not later than October 1 of each subsequent calendar year during the term of this Agreement, the Steering Committee shall approve annual budgets for all research and development activities scheduled for the following calendar year; such annual budgets shall be consistent with the Development Plan, as modified from time to time by the Steering Committee. Upon approval, annual budgets shall be the Budget then in effect.

               (e)  PAYMENTS TO GILEAD; RECONCILIATION.  Roche shall pay to
Gilead the amount budgeted for Gilead's Development Costs for each calendar quarter on or before the first day of such calendar quarter within
[              ] after receipt of an invoice from Gilead.  Within
[                ] following the end of each such calendar quarter, Gilead
shall provide an accounting to Roche of the Development Costs actually incurred by it during such quarter (the "Actual Costs"), but for the first three quarters of each calendar year such reports shall be for informational purposes only and Roche's payment of Development Costs shall continue to be made in accordance with the Budget for such year then in effect. At the end of each calendar year, the parties shall reconcile any difference between the amounts paid to Gilead for Development Costs and Gilead's Actual Costs for such year. If the amounts paid to Gilead for Development Costs exceed its Actual Costs during such year, the amount of the excess shall be refunded or credited to Roche. If Gilead's Actual Costs during the year exceeded the amounts paid by Roche for Development Costs during such year, the excess shall be paid by Roche as a supplemental payment if Roche approves such excess amount, which approval shall not be unreasonably withheld.

     3.4 ADVERSE REACTIONS. Roche shall be responsible for reporting to the appropriate regulatory authorities all adverse events related to the use of Product worldwide, except that prior to the time Gilead transfers ownership of the IND to Roche as provided in Section 3.2(b), Gilead shall be responsible for the reporting of such adverse events in the U.S. Adverse events related to the use of Product worldwide shall be recorded in a single database, and the parties will coordinate their efforts to assure that all adverse events are reported properly.

                                    ARTICLE 4

                                  DUE DILIGENCE

     4.1 DUE DILIGENCE. Roche shall devote its Best Efforts to commercialize Product in substantially all markets in the world. As used herein, "Best Efforts" shall mean that Roche is performing its obligations in a sustained manner consistent with the efforts major pharmaceutical companies devote to significant general practice products of


                      [*] CONFIDENTIAL TREATMENT REQUESTED

                                       11.

similar market potential derived from internal research programs. Upon gaining the necessary regulatory, pricing and reimbursement approvals, Roche and/or its sublicensees shall use its Best Efforts to promote and market the Product in all significant markets. Any sublicense of marketing rights by Roche shall include a covenant for such sublicensee to use Best Efforts to maintain and increase sales of the Product in each country covered by the sublicense.


                                       12.

     4.2 GLOBAL COMMERCIAL ROLL-OUT. Roche shall endeavor to obtain prompt approval for the sale of Product in substantially all countries of the world, once such approval has been obtained in the United States and Europe. In particular, subject to the exception set forth below, Gilead shall have the right to terminate Roche's license to any particular Product in any country of the world [


                                             ] (For such purpose, "approval"
shall mean approval as to safety and efficacy but not pricing approval if separately required.) Gilead shall not have the right to terminate Roche's license in any particular country where Roche can show that either (a) it used Best Efforts to achieve such registration within the specified time period, or (b) it is not reasonable to commercialize the Product in the country in question (for example, because of pricing). If Roche believes that either of the conditions set forth in the previous sentence apply, it shall so notify the Steering Committee at least one year prior to the
expiration of the [         ] time period referred to above, and shall
explain its reasons. If Roche loses Product rights in any country pursuant to this Section 4.2, Gilead shall obtain rights thereto as provided in
Section 9.5. [

                                                     ]

     4.3 COMMERCIAL DUE DILIGENCE. If, regardless of whether Roche exercises Best Efforts, annual Net Sales of Products worldwide are less than
[          ] by the conclusion of the [                 ] following the date
of First Commercial Sale of a Product in the U.S. or any country of the EU, then the parties agree to meet and confer in good faith regarding the most appropriate corrective actions to take in significant markets. The following factors shall be considered by the parties in determining the most appropriate course of action: (i) Roche's competitive position, including promotional spending levels, sizes of field sales forces and market development expenditures, relative to competitive products; (ii) cost of goods sold; (iii) policy of health authorities on prophylaxis of influenza and (iv) Gilead's interest in, and ability to increase revenues by, assuming all rights to the Product. In the event the parties agree that the rights to the Product shall revert to Gilead, the parties shall thereupon agree on appropriate commercial terms for the reversion of such rights.

     4.4  REPORTS.  Roche shall provide annual reports to Gilead as follows:
(i) by February 1 of each year concerning its marketing activities relating to Products for the previous year, and (ii) by November 30 of each year concerning its contemplated marketing activities relating to Products for the subsequent year. In particular, such reports shall include specific budgets and timetables for activities in the [
                        ], the positioning of the Product, competitive issues,


                      [*] CONFIDENTIAL TREATMENT REQUESTED

                                       13.

and Roche's primary sales and marketing objectives with respect to Products in such countries.

                                    ARTICLE 5

                                  COMPENSATION

     5.1  LICENSE FEE.  Roche shall pay to Gilead a license fee of [
              ] within ten (10) days following the Effective Date. Such license fee shall be nonrefundable and noncreditable.

     5.2 MILESTONE PAYMENTS. Roche shall pay to Gilead the following nonrefundable, noncreditable amounts within thirty (30) days of achievement of the milestone events set forth below for any Product(1):



                                                  U.S.                EU                  JAPAN
[







                                                                                                     ]



-----------------------------

     (1) Each of the milestone payments provided for in this Section 5.2 shall be payable no more than once and shall encompass all Products taken together.

     (2) Payable regardless of the territory in which such trial is conducted. This milestone shall be satisfied in any event by a decision to proceed to a Phase II clinical trial in influenza-infected patients.

     (3) Payable for any such trial that would qualify as a Phase III Clinical Trial for a U.S. NDA, even if such trial is conducted outside the U.S.

     (4)  [










                ]


                      [*] CONFIDENTIAL TREATMENT REQUESTED

                                       14.

     5.3  ROYALTY PAYMENTS; ADJUSTMENTS.

               (a) ROYALTY ON PRODUCTS. Roche shall pay Gilead a royalty payment on Net Sales of Product sold by Roche, its Affiliates or licensees (the "Royalty") according to the following rates, as adjusted in accordance with subsections (c), (d), (e) and (f) below:

                    (i)  [                   ] of worldwide Net Sales for the
first [          ] in Net Sales in a given calendar year;

                    (ii) [                   ] of worldwide Net Sales for the
[              ] in Net Sales during the same calendar year; and

                    (iii)  [                           ] of worldwide Net Sales
for Net Sales in excess of [               ] during the same calendar year.

     By way of example, if, in the year 2005, Roche's total Net Sales equal
[             ] then the Royalty payable to Gilead hereunder shall equal
[              ] calculated in the following manner:

     AMOUNT OF NET SALES          ROYALTY RATE           ROYALTY PAYMENT

     First [                                                             ]

     Next [                                                              ]

     Next [                                                              ]
                                                         ---------------
          Total Royalty                                  [               ]


               (b) ROYALTY PAYMENT SCHEDULE. For the first calendar year of Net Sales, the Royalty shall be paid to Gilead in accordance with the schedule set forth in subsection (a) above. Beginning in the second calendar year of Net Sales, Roche's first three (3) quarterly payments shall be based upon the average royalty rate payable with respect to the previous calendar year. Following the fourth (4th) quarter of each calendar year, Roche shall pay Gilead the Royalty owing for the full year minus the aggregate payments made for the first three quarters or, if the aggregate payments made for the first three quarters exceed the Royalty owing for the full year, Gilead shall refund the difference to Roche.

               (c) UNLICENSED COMPETITION ADJUSTMENT. Except as provided below, if a Third Party not under license from Roche sells a Generically Equivalent Product in a country or countries in which Roche, an Affiliate or sublicensee is selling


                      [*] CONFIDENTIAL TREATMENT REQUESTED

                                       15.

Product and the monetary value of such Third Party's sales of Generically Equivalent Product, as determined by a reliable Third Party and measured in a manner as near as practicable to the sales of Product in the same country,
are equal to or greater than [                   ] of the monetary value of
the Adjusted Gross Sales of Product in such country or countries, then the royalty payable by Roche to Gilead on Net Sales of Product in such
country(ies) shall be reduced by [                  ] of the Royalty set
forth in subsection (a), until such time as the Third Party's sales drop
below [                      ] of the Adjusted Gross Sales in such
country(ies). The royalty reduction provided for in this paragraph (c) shall be inapplicable during any period of time that Gilead is diligently pursuing litigation to enforce Gilead Patent Rights or Joint Patent Rights to stop the sale of the Generically Equivalent Product in question in such country.

               (d)  COST OF GOODS SOLD ADJUSTMENT.  Except as provided below,
if the Cost of Goods Sold for a Product exceeds [                   ] of the
Net Sales of such Product in any particular calendar quarter, each measured on a worldwide basis, then the Royalty payable for such quarter shall be
reduced by [         ] of the amount by which such Cost of Goods Sold exceeds
[               ] of Net Sales.  Any Royalty reductions effected under this paragraph (d) shall be known as a "COGS Adjustment Amount", and shall become payable to Gilead in the future in any time period(s) in which the Cost of
Goods Sold for the Product in question is less than [              ] of the
Net Sales of such Product, each measured on a worldwide basis.  In such time
periods, Gilead shall recover [         ] of the amount by which the Cost of
Goods Sold is less than [               ] of Net Sales, until it has fully
recovered the COGS Adjustment Amount, without interest. This paragraph (d) shall not effect any reduction in the Royalty rate to less than [
      ] of the rate set forth in paragraph (a), and shall be inapplicable with respect to Product sales as to which adjustment is separately provided for under paragraph (c) or (e).

               (e) SECONDARY PATENT COVERAGE. The Royalty rates set forth in paragraph (a) above are based on the assumption that one or more Valid Claims of the Gilead Patent Rights, Roche Patent Rights or Joint Patent Rights, if any, applicable to the Product in question will Cover the composition of matter of the neuraminidase inhibitor which is an active ingredient in the Product. If, however, one or more Gilead Patent Rights, Roche Patent Rights or Joint Patent Rights Cover the manufacture, use or sale of such Product, but there is no Valid Claim Covering the composition of matter of the influenza neuraminidase inhibitor which is an active ingredient in the Product, then the following Royalty rates shall apply. In the event a sale of a particular Product in a particular country might be described in more than one of the following subparagraphs, the highest royalty rate shall apply to such sale.

                    (i) In any event, regardless of patent Coverage, each Product shall be royalty-bearing at the rate set forth in paragraph (a), subject to


                      [*] CONFIDENTIAL TREATMENT REQUESTED

                                       16.

adjustment as provided elsewhere under this Agreement but not under this
paragraph (e), for the first [          ] following First Commercial Sale
in each country.  If following such [         ] period there is no patent
Coverage for the manufacture, use or sale of the Product in a particular country, sales of such Product shall thereafter be royalty-free in that
country.  If, however, after such [       ] period there is patent Coverage
for the manufacture, use or sale of the Product, but not the composition of matter of the influenza neuraminidase inhibitor which is an active ingredient of the Product, then the royalties set forth in Sections 5.3(e)(ii)-(v) shall apply.

                    (ii) If the manufacture, use or sale of the Product (but not the composition of matter of the influenza neuraminidase inhibitor which is an active ingredient of the Product) is Covered by a Gilead Patent Right, then the
royalty rates set forth in paragraph (a) shall be reduced by [         ]  Such
reduced rate shall remain subject to further reduction pursuant to paragraph
(c), in which case the royalty rate could be reduced to [   ] of the rate set
forth in paragraph (a), but there shall not be any reduction pursuant to paragraph (d) or by reason of Third Party license fees as described in Section 10.4.

                    (iii) If the manufacture, use, or sale of the Product (but not the composition of matter of the influenza neuraminidase inhibitor which is an active ingredient of the Product) is Covered By a Joint Patent Right, then the royalty rates set forth in paragraph (a) shall be reduced to
[   ] of such rate.  Such reduced rate shall remain subject to further
reduction pursuant to paragraph (c) but only to a royalty rate which is [   ]
of the rate set forth in paragraph (a), and there shall not be any reduction pursuant to paragraph (d) or by reason of Third Party license fees as described in Section 10.4.

                    (iv) If the manufacture, use or sale of the Product (but not the composition of matter of the influenza neuraminidase inhibitor which is an active ingredient of the Product) is Covered by a Roche Patent Right based on an invention made or obtained in connection with Roche's work related to Products, then the royalty rate set forth in paragraph (a) shall
be reduced to [    ] of such rate.  Such reduced rate shall not be subject to any further reduction under this Agreement.

                    (v) If the manufacture, use or sale of the Product (but not the composition of matter of the influenza neuraminidase inhibitor which is an active ingredient of the Product) is Covered only by a Valid Claim of a Roche patent based on an invention by Roche, which invention was made independently of Roche's work related to Products resulting from the Development Plan, then no royalty shall be due under this Agreement.

               (f) SUMMARY OF RULES REGARDING ROYALTY ADJUSTMENTS. In implementing the various Royalty adjustment provisions of this Agreement:


                      [*] CONFIDENTIAL TREATMENT REQUESTED

                                       17.

                    (i) Royalty reductions under paragraphs (c) and (e) shall be determined on a country by country basis. If a Royalty adjustment is called for in one or more countries, but not worldwide, then the Royalty shall be calculated initially as set forth in paragraph (a), and the Royalty reduction shall be applied on the basis of the average worldwide Royalty rate otherwise payable.

                    (ii) If an adjustment is made under paragraph (c) (Unlicensed Competition Adjustment), then there shall not be any adjustment under paragraph (d) (Cost of Goods Sold Adjustment) with respect to the same sale of Product.

                    (iii) If an adjustment is made under paragraph (e) (Secondary Patent Coverage), then such reduced rate shall still be subject to further reduction as provided in paragraph (c) (Unlicensed Competition Adjustment), in which case the Royalty could be reduced to [ ] of the rate set forth in paragraph (a), but there shall not be any reduction under paragraph (d) (Cost of Goods Sold Adjustment) or by reason of Third Party license fees as described in Section 10.4.

                    (iv) Except as expressly provided in Sections 5.3(e)(ii)-
(v), the Royalty rate shall not be reduced to less than [                ] of
the rate set forth in Section 5.3(a).

               (g) EXPIRATION OF ROYALTY OBLIGATIONS. The royalty obligations set forth in subsection (a) above shall expire on a country-by-country basis upon the later of: (i) in those countries in which a Gilead Patent Right, Joint Patent Right or Roche Patent Right covers the manufacture, use or sale of a Product sold by Roche, its Affiliate or a licensee, the date upon which the manufacture, use or sale of such Product would no longer infringe a Valid Claim of a Gilead Patent Right, Joint Patent Right or Roche Patent Right in the
absence of rights thereunder; and (ii) [           ] after the date of First
Commercial Sale of the Licensed Product in such country(ies).

     5.4 SUBLICENSE. In the event Roche sublicenses its right to sell a Product, such sublicenses shall include an obligation for the sublicensee to account for and report its Net Sales of such Product on the same basis as if such sales were Net Sales of Product by Roche, and Roche shall pay the applicable Royalty to Gilead as if the Net Sales of the sublicensee were Net Sales of Roche.

     5.5 PAYMENT STRUCTURE. The effect of this Article 5 is to provide for a royalty payment to Gilead for any Product discovered, developed or acquired by either party prior to the fifth anniversary of the Effective Date of this Agreement, whether or not such Product is Covered by a patent and irrespective of which party owns or controls any relevant patents. In establishing this payment structure, the parties seek to create incentives for a highly effective collaboration relating to Products with minimum potential for disputes, including by way of example possible disagreements related to the


                      [*] CONFIDENTIAL TREATMENT REQUESTED

                                       18.

allocation of work and the determination of inventorship; to recognize that discoveries and developments related to influenza neuraminidase inhibitors after the Effective Date are likely to constitute improvements on existing Gilead Know-How, whether or not such new developments are within the scope of Gilead Patents; and to provide incentive compensation to Gilead for its anticipated work during the term of this Agreement, in addition to the grant of a patent license, to enable the rapid and effective market introduction of Products worldwide. Roche acknowledges that Gilead has offered, and Roche has voluntarily declined, a royalty arrangement under which Roche would pay independent royalties on Gilead Know-How and Gilead Patent Rights, and that instead of such independent royalties Roche has negotiated the royalty adjustment provisions of this Section 5.3.

                                    ARTICLE 6

                                  MANUFACTURING

     6.1 PRE-COMMERCIAL MANUFACTURING. It is the intention of the parties that initial pre-clinical and clinical Products, including the bulk drug substance contained therein, will be produced by Gilead, and that so long as it shall do so the cost of such manufacturing will be included in Development Costs. The parties also understand that as part of the Development Plan and the Budget they will cooperate to improve the manufacturing process in existence as of the Effective Date. Roche may assume full control of clinical manufacturing of Products at its own expense at any time it desires upon written notice to Gilead, and shall in any event have the sole and exclusive responsibility for the manufacture of clinical Products not later than the commencement of Phase III Clinical Trials for the initial Product.

     6.2  COMMERCIAL MANUFACTURING.   Roche shall be solely and exclusively
responsible at its own expense for commercial manufacture of Products, either itself or through Third Parties.


                                       19.

                                    ARTICLE 7

                                    MARKETING

     7.1 PRICING. Roche shall determine, in its sole discretion, the pricing, discounting policy and other commercial terms relating to Products.

     7.2 USE OF THE GILEAD NAME. Gilead and Roche agree that the packaging and promotional materials for the Product marketed by Roche and/or Roche's sublicensees shall identify Gilead as licensor. Roche hereby acknowledges Gilead's ownership of the Gilead Sciences name. Gilead hereby agrees to indemnify and hold Roche harmless from any use hereunder of the Gilead Sciences name which occurs with the consent of Gilead, provided that Roche provides Gilead prompt notice of any such claim and grants to Gilead the exclusive ability to defend (with the reasonable cooperation of Roche) and settle any such claim. If only one name is allowed to be in any specific item of packaging or promotional material pursuant to governmental laws or regulations, then Roche may use its name alone on such item, without identifying Gilead as licensor.

                                    ARTICLE 8

                            PAYMENTS; RECORDS; AUDIT

     8.1  PAYMENT; REPORT.  All amounts payable to either party under this
Agreement shall be paid in U.S. dollars within [            ] of the end of
each calendar quarter or as otherwise specifically provided herein. Each payment of royalties owing to Gilead shall be accompanied by a statement, on a country-by-country basis, of the amount of gross sales, an itemized calculation of Adjusted Gross Sales and Net Sales showing deductions provided for in Section
1.15 during such quarter, the amount of aggregate worldwide gross sales, Adjusted Gross Sales and Net Sales during such quarter and on a cumulative basis for the current year and the amount of Royalty or other payments due on such sales. If any Royalty reductions are claimed by Roche under this Agreement from the full rates set forth in Section 5.3(a), then the report shall set forth in detail the claimed reduction and the related facts.

     8.2 EXCHANGE RATE; MANNER AND PLACE OF PAYMENT. All payments due hereunder from time to time shall be paid in U.S. Dollars. For purposes of computing such payments, the Net Sales of Product in countries other than the United States shall be converted into U.S. Dollars as computed in the central Roche currency conversion system, using the average monthly rate of exchange at the time for such currencies as retrieved from the Reuters System used by Roche. If convenient for Roche, such conversion may be made initially into Swiss Francs and then into U.S. Dollars for purposes of calculating the Royalty, provided that Gilead is not disadvantaged by reason


                      [*] CONFIDENTIAL TREATMENT REQUESTED

                                       20.

of such multiple conversions (e.g., that the conversion rates used by Roche do not reflect transaction costs of conversion). The currency conversion system used by Roche shall be subject to audit by Gilead as described in Section 8.3 and, if not determined to be a system reflecting the fair market value of the currencies in question, shall be modified as necessary to effect currency conversion at fair market value.

     Notwithstanding the foregoing, if by reason of any restrictive exchange laws or regulations, Roche shall be unable to convert to U.S. Dollars the amount, determined as above, equivalent to the amount due by Roche hereunder, then Roche shall so notify Gilead promptly and provide an explanation of the circumstances. In such event, Roche shall make all such payments or the balance thereof due hereunder and which is not paid in foreign currency as provided below, in U.S. Dollars as soon as reasonably possible after and to the extent that such restrictive exchange laws or regulations are lifted so as to permit Roche to pay amounts due under this Section 8.2 in U.S. Dollars. Roche shall promptly notify Gilead if such restrictions are so lifted. At its option Gilead shall meanwhile have the right to request the payment (to it or to its nominee), and, upon request, Roche shall pay or cause to be paid amounts due (or such portions thereof as are specified by Gilead) in the currency of any other country designated by Gilead and legally available to Roche under the then-existing laws of regulations. Any payments shall be payable to Gilead by wire transfer at such bank in the United States as Gilead shall specify from time to time. Not less than one (1) business day prior to such wire transfer, the remitting party shall telefax the receiving party advising it of the amount and of the payment to be made.

     8.3 RECORDS AND AUDIT. Roche shall keep, and shall cause its Affiliates and sublicensees to keep, complete and accurate records pertaining to the sale or other disposition of Product and of the Royalty and other amounts payable under this Agreement in sufficient detail to permit Gilead to confirm the accuracy of all payments due hereunder. At Gilead's request, Roche will cause its independent certified public accountants to prepare abstracts of Roche's relevant business records for review by Gilead's independent certified public accountants. If, based on a review of such abstracts, Gilead reasonably believes that a full audit of said business records would be necessary for the confirmation of the accuracy of all payments due hereunder, Gilead's independent certified public accountants shall have full access to review all work papers and supporting documents pertinent to such abstracts, and shall have the right to discuss such documentation with Roche's independent certified public accountants. [








                      [*] CONFIDENTIAL TREATMENT REQUESTED


                                       21.

                                                                            ]
Such audit rights may be exercised no more often than once a year, within three
(3) years after the payment period to which such records relate, upon notice to Roche and during normal business hours. Gilead will bear the full cost of such audit unless such audit discloses an underpayment of more than five percent (5%) from the amount of royalties due. Roche shall promptly make up any underpayment. The terms of this Section 8.3 shall survive any termination or expiration of this Agreement for a period of three (3) years.

     8.4 WITHHOLDING TAXES. Any and all taxes levied on account of royalty payments paid or owed from a country in which provision is made in the law or by regulation for withholding will be deducted from royalty payments made to Gilead hereunder. Roche shall cooperate with Gilead to claim exemption from such deductions or withholdings under any double taxation or similar agreement in force from time to time. In addition, Roche shall cooperate with Gilead in all proper respects to minimize any taxes on royalties hereunder. If Roche makes any payment without reduction for withholding and it later transpires that an amount of tax should have been withheld on such royalty payment ("underwithheld tax"), Roche shall be entitled to recover the underwithheld tax by an additional withholding from any payment due to Gilead under this Agreement. Similarly, if Roche withholds an amount of tax which is later determined to have not been due, Roche shall reimburse Gilead for such over withheld amounts. Gilead shall have the right to audit correspondence and records relating to such tax issues on the same terms as described in Section 8.3 above.

                                    ARTICLE 9

                              TERM AND TERMINATION

     9.1 TERM. The term of this Agreement shall commence upon the Effective Date and, unless sooner terminated as provided in this Article 9, expire on the expiration of royalty obligations set forth herein.

     9.2 LICENSES UPON EXPIRATION. In the event that the Agreement expires as set forth in Section 9.1 above without early termination, the license granted under Section 2.1 with respect to the Gilead Patents and Gilead Know-How shall automatically become a non-exclusive, irrevocable, fully-paid license to use and/or sublicense the use of Gilead Know-How to manufacture, use and sell Products in each country where such license had previously been in effect. In the event one or more countries are eliminated from the


                      [*] CONFIDENTIAL TREATMENT REQUESTED

                                       22.

scope of the Roche license pursuant to Section 4.2 or 9.6, the license to Roche in this Section 9.2 shall not apply to such countries.

     9.3 TERMINATION FOR BREACH. Each party shall have the right to terminate this Agreement and its obligations hereunder for material breach by the other party, which breach remains uncured for ninety (90) days after written notice is provided to the breaching party, or in the case of an obligation to pay a Royalty or other payments owing under this Agreement, which breach remains uncured for thirty (30) days after written notice to the breaching party unless there exists a bona fide dispute as to whether such Royalty or other payments are owing. Notwithstanding any termination under this Section 9.3, any obligation to pay Royalty or other payments which had accrued or become payable as of the date of termination shall survive termination of this Agreement.

     9.4 TERMINATION FOR GILEAD'S BREACH. In the event Roche terminates this Agreement pursuant to Section 9.3 above, all licenses granted to Roche under this Agreement shall survive, subject to Roche's continued obligation to pay Royalties to Gilead hereunder. Roche shall retain all of its rights to bring an action against Gilead under Article 14, including all of its rights for recovery of damages.

     9.5 PRODUCT REVERSION. In the event Gilead terminates this Agreement pursuant to Section 9.3 above, or Roche terminates this Agreement pursuant to
Section 9.6, all licenses granted to Roche under Section 2.1 hereof shall terminate, all rights to Products shall automatically revert to Gilead, and Roche shall cooperate with Gilead in all respects to effect the prompt and efficient transfer to Gilead of Product development and marketing activities. In the event of such termination, Roche hereby assigns to Gilead all right, title and interest in and to all regulatory filings and approvals pertaining to Products. In addition, contingent upon such termination, Roche hereby grants to Gilead an exclusive, royalty-free license under the Roche Patents and the Roche Know-How which are necessary or useful for the manufacture, use or sale of the Product(s) as such product(s) exist as of the date of termination. Gilead's rights to practice such Roche technology shall be limited exclusively to the purpose of development and commercialization of products that would be Products hereunder. If Roche terminates its rights in one or more countries under Section 9.6, or loses its rights in one or more countries pursuant to Section 4.2, this Section 9.5 shall apply only in the countries in which such termination is effective. If such termination occurs on less than a worldwide basis, Roche shall (i) supply the requirements of Gilead or its subsequent licensee for Product (in bulk or finished form), or intermediates of such Product, at Roche's Cost of Goods Sold, so long as Roche manufactures or procures the Product or intermediate for its own account, and (ii) at Gilead's request, assist reasonably in the transfer of manufacturing processes to new suppliers. If such termination occurs on a worldwide basis, then Roche shall (i) provide such supply, to the extent it had established it for its own account prior to such termination, and (ii) at Gilead's request, assist reasonably in


                                       23.

the transfer of manufacturing processes to new suppliers. Gilead agrees that in the event this Section 9.5 comes into effect, it will use diligent efforts to effect the transfer of Product manufacturing activities to Third Parties as soon as practicable. Roche's supply obligation under this Section 9.5 shall in any event not continue for more than two (2) years after such termination.

     9.6 TERMINATION BY ROCHE FOR CONVENIENCE. Roche shall also have the right in its discretion to terminate this Agreement on a worldwide basis or
on a country by country basis, on [                   ] advance written
notice, provided that (i) Roche shall remain responsible for its performance
of this Agreement during the [        ] period following the giving of such
notice, (ii) Roche shall remain responsible for the completion of any clinical trials of Product which commenced prior to the giving of such
notice, even if such trial continued beyond such [                 ] period,
and (iii) on a worldwide or country by country basis, as the case may be, Roche shall grant the licenses and effect the transfers provided for in
Section 9.5. In such event, if Gilead grants a license to a Third Party to the Product rights surrendered by Roche prior to the end of such
[              ] period, Gilead shall use diligent efforts to cause such
new licensee to assume its PRO RATA share of the costs for which Roche is responsible under this Section 9.6 in respect of the Product rights being obtained by the new licensee (where "PRO RATA" refers to the period of time
remaining in the [              ] notice period at the time Gilead enters
into such new agreement).

     9.7 SURVIVAL. Articles 1, 5, 9, 10, 11, 12, 14 and 15 and Sections 3.3(b) and 8.3 of this Agreement shall survive termination of this Agreement for any reason (subject to any subsequent dates of termination referred to in such individual Articles).

                                   ARTICLE 10

                              INTELLECTUAL PROPERTY

     10.1 OWNERSHIP OF INVENTIONS. Each party shall own any inventions made solely by its employees or agents. Inventions made jointly by employees or agents of each party shall be owned jointly by the parties ("Joint Inventions"). Inventorship shall be determined in accordance with U.S. patent laws.

     10.2 PROSECUTION OF PATENTS.

               (a) GILEAD PATENTS. Gilead Patents shall be prosecuted (including the handling of interferences) and maintained by Gilead or its licensors. Gilead shall furnish Roche with copies of draft submissions to the relevant patent authorities and will consider Roche's comments. If Roche does not provide Gilead with comments within thirty (30) days of receipt of a draft, Gilead shall be free to proceed with its submission or other contemplated action. Further, Gilead shall always be entitled


                      [*] CONFIDENTIAL TREATMENT REQUESTED

                                       24.

to proceed with any submission or other contemplated action if it determines time is of the essence, provided that Gilead makes reasonable efforts to inform Roche as early as practicable and to consider its comments where possible. In the event that Gilead elects not to maintain any issued patent within the Gilead Patents or not to file any patent term extensions to the Gilead Patents which Roche believes are appropriate to obtain an extended period of market exclusivity for Product, Roche shall have the right to elect to have Gilead or its licensors maintain such patents or file for such patent term extensions at Roche's sole expense. Gilead shall bear the costs incurred in connection with the prosecution and maintenance of Gilead Patents, except that Roche shall make a one-time nonaccountable and
noncreditable payment to Gilead in the amount of [         ] within ten (10)
days of the Effective Date as an additional license fee in consideration of Gilead's obligation to prosecute and maintain the Gilead Patents after the Effective Date.

               (b) ROCHE PATENTS COVERING PRODUCTS. It is anticipated that as part of this collaborative development program, patents may be filed by and issued to Roche that may cover compositions of matter (including formulations) of Products as well as biological uses or processes for the manufacture of Products. These patents shall be prosecuted (including the handling of interferences) and maintained by Roche, at its expense. Roche shall furnish Gilead with copies of draft submissions to the relevant patent authorities and
will consider Gilead's comments.   If Gilead does not provide Roche with
comments within thirty (30) days of receipt of a draft, Roche shall be free to proceed with its submission or other contemplated action. Further, Roche shall always be entitled to proceed with any submission or other contemplated action if it determines time is of the essence, provided that Roche makes reasonable efforts to inform Gilead as early as practicable and to consider its comments where possible. Roche shall not abandon claims Covering Products without prior notice to and consultation with Gilead, and shall not abandon patent applications covering Products without first offering assignment of such applications to Gilead, which if it accepts such assignment shall thereafter prosecute such applications at its sole expense and in its sole discretion. In the event such applications are assigned to Gilead, Roche shall retain a nonexclusive license. Such license shall be royalty free outside of the field of neuraminidase inhibitors, and shall be subject to the Royalties set forth in
Section 5.3 within the field of neuraminidase inhibitors.

               (c) JOINT PATENTS. With respect to Joint Inventions, the parties shall meet and agree upon which party shall prosecute patent applications Covering such Joint Invention. If either party prosecutes a patent application on a Joint Invention, such party shall bear its own internal costs, and the external costs for outside counsel, filing fees, etc. shall be borne equally by the parties, except as provided in the final sentence of this paragraph. Except for the licenses granted herein, each party shall be entitled to practice and sublicense Joint Inventions without restriction or an obligation to account to the other party. Either party may disclaim its interest in any particular patent or patent


                      [*] CONFIDENTIAL TREATMENT REQUESTED

                                       25.

application covering a Joint Invention, in which case (i) the disclaiming party shall assign its ownership interest in such patent or patent application to the other party without consideration, (ii) the party which is then the sole owner shall be solely responsible for all future costs of such patent or patent application, and (iii) the disclaiming party shall hold no further rights thereunder, except for a nonexclusive license. Such license shall be royalty free outside of the field of neuraminidase inhibitors, and shall be subject to the Royalties set forth in Section 5.3 within the field of neuraminidase inhibitors.

     10.3 INFRINGEMENT OF PATENTS BY THIRD PARTIES.

               (a) NOTIFICATION. Each party shall promptly notify the other in writing of any alleged or threatened infringement of the Gilead Patent Rights, Joint Patent Rights or Roche Patent Rights of which it becomes aware.

               (b) GILEAD PATENT RIGHTS. Gilead shall have the right, but not the obligation, to bring, at Gilead's expense and in its sole control, an appropriate action against any person or entity infringing a Gilead Patent Right directly or contributorily. If Gilead does not bring such action within ninety
(90) days (forty five (45) days in the case of an action brought under the Hatch-Waxman Act) of notification thereof to or by Roche, Roche shall have the right, but not the obligation, to bring at Roche's expense and in its sole control, such appropriate action. The party not bringing an action under this paragraph (b) shall be entitled to separate representation in such matter by counsel of its own choice and at its own expense, but such party shall cooperate fully with the party bringing such action.

               (c) ROCHE PATENT RIGHTS. With respect to Roche Patent Rights, Roche may take such action as it deems in its best interests. Gilead shall not have any right to bring an action under Roche Patent Rights, but shall have the right to be fully informed regarding any litigation brought thereunder by Roche, including the status of any settlement activity.

               (d) JOINT PATENT RIGHTS. With respect to Third Party infringement of Joint Patent Rights, the parties shall confer and take such action, and allocate expenses and recoveries in such manner, as they may agree. In the absence of agreement, the rules applicable to Gilead Patent Rights shall apply to the Joint Patent Rights in question.

               (e) COSTS AND AWARDS. The party which is not in control of any action brought pursuant to Section 10.3(b), (c) or (d) may elect to contribute fifty percent (50%) of the costs of litigation against such Third Party infringer, by providing written notice to the controlling party within ninety
(90) days after such action is first brought.  If


                                       26.

the non-controlling party elects to bear fifty percent (50%) of such litigation costs, it shall receive fifty percent (50%) of any damage award or settlement resulting from such action. If the non-controlling party does not elect to share such litigation costs, it shall not participate in any damage award or settlement resulting from such action.

               (f) SETTLEMENT; ALLOCATION OF PROCEEDS. Neither party shall settle a claim brought under this Section 10.3 without the consent of the other party. In the event of any recovery of monetary damages from the Third Party, whether such damages result from the infringement of Gilead Patents or Roche Patents, such recovery shall be allocated first to the reimbursement of any expenses incurred by the parties in the litigation under this Section 10.3 (including, for the purpose, a reasonable allocation of internal counsel and other expenses), and thereafter as provided in Section 10.3 (e). If the amount recovered from the Third Party is less than the aggregate expenses of the parties incurred in connection with such litigation, the recovery shall be shared pro rata between Gilead and Roche in proportion to their respective expenses.

     10.4 INFRINGEMENT OF THIRD PARTY RIGHTS. In the event that any Product manufactured, used or sold under this Agreement becomes the subject of a Third Party claim or there is the potential for a claim for patent infringement anywhere in the world, and irrespective of whether Gilead or Roche is charged with said infringement, the parties shall promptly meet to consider the claim and the appropriate course of action. Unless the parties otherwise agree, the party against which such Third Party infringement claim is brought shall defend against such claim at its sole expense and the other party shall have the right, but not the obligation, to participate in any such suit, at its sole option and at its own expense. Such other party shall reasonably cooperate with the party conducting the defense of the claim, including if required to conduct such defense, furnishing a power of attorney. Neither party shall enter into any settlement that affects the other party's rights or interests without such other party's written consent, which consent shall not be unreasonably withheld. If in the opinion of Roche's counsel, a license with respect to such Third Party patents is necessary to avoid substantial risks which could prevent Roche from making, using, selling, offering for sale or importing Product, then Roche shall notify Gilead of such conclusion and the basis for it and give Gilead a reasonable opportunity to discuss Roche's opinion. If Gilead concurs in Roche's opinion, Roche shall have the right to negotiate directly with such Third Party for a license, and Roche shall be entitled to apply
[                   ] of Third Party Royalties for Net Sales in the country
where the claim exists, as a credit against royalties due under Section 5.3; provided, however, that the aggregate credit taken in any given calendar
quarter shall not exceed [                ] of the royalties payable to
Gilead during that quarter, on a country-by-country basis, and shall be subject to further limitations as expressly set forth in Section 5.3. If Gilead does not concur with Roche's opinion, the matter shall be submitted to an independent counsel, selected by mutual consent and paid equally by Roche and Gilead, to determine whether there is a substantial


                      [*] CONFIDENTIAL TREATMENT REQUESTED

                                       27.

risk of infringement of such Third Party rights. If such independent counsel determines that a substantial risk exists, then Roche may negotiate directly with such Third Party and receive royalty credit as set forth above. If such independent counsel determines that a substantial risk does not exist, then Roche may still negotiate for a license from such Third Party if it elects to do so, but Roche shall not have the right of royalty reduction provided for in this
Section 10.4.

     10.5 PATENT MARKING. Products marketed and sold by Roche hereunder shall be marked with appropriate patent numbers or indicia at Gilead's request, subject to Roche's consent, not to be unreasonably withheld.

                                   ARTICLE 11

                                 INDEMNIFICATION

     11.1 INDEMNIFICATION BY GILEAD. Gilead hereby agrees to indemnify, hold harmless and defend Roche against any and all expenses, costs of defense (including without limitation attorneys' fees, witness fees, damages, judgments, fines and amounts paid in settlement) and any amounts Roche becomes legally obligated to pay because of any claim or claims against it to the extent that such claim or claims (i) arise out of the breach or alleged breach of any representation or warranty by Gilead hereunder, or (ii) are due to the negligence or misconduct of Gilead; provided that (a) Roche provides Gilead with prompt notice of any such claim and the exclusive ability to defend (with the reasonable cooperation of Roche) and settle any such claim and (b) such indemnities shall not apply to the extent such claims are covered by Roche's indemnity set forth in Section 11.2 below.

     11.2 INDEMNIFICATION BY ROCHE. Roche hereby agrees to indemnify, hold harmless and defend Gilead against any and all expenses, costs of defense (including without limitation attorneys' fees, witness fees, damages, judgments, fines and amounts paid in settlement) and any amounts Gilead becomes legally obligated to pay because of any claim or claims against it to the extent that such claim or claims (i) result from Roche's activities under this Agreement,
(ii) arise out of the breach or alleged breach of any representation or warranty by Roche hereunder, (iii) are due to the negligence or misconduct of Roche, or
(iv) arise out of the possession, manufacture, use, sale or administration of the Product by Roche or Roche's Affiliates or sublicensees; provided that (a) Gilead provides Roche with prompt notice of any such claim and the exclusive ability to defend (with the reasonable cooperation of Gilead) or settle any such claim and (b) such indemnities shall not apply to the extent such claims are covered by Gilead's indemnity set forth in Section 11.1 above.

     11.3 MECHANICS. In the event that the parties cannot agree as to the application of Sections 11.1 and 11.2 above to any particular loss or claim, the parties may conduct


                                       28.

separate defenses of such claim. Each party further reserves the right to claim indemnity from the other in accordance with Sections 11.1 and 11.2 above upon resolution of the underlying claim, notwithstanding the provisions of Sections
11.1 and 11.2 above requiring the indemnified party to tender to the indemnifying party the exclusive ability to defend such claim or suit.

     11.4 INSURANCE COVERAGE. Each party represents and warrants that it is covered and will continue to be covered by a comprehensive general liability insurance program which covers all of each Party's activities and obligations hereunder. Each party shall provide the other party with written notice at least fifteen (15) days prior to any cancellation or material change in such insurance program. Each party shall maintain such insurance program, or other program with comparable coverage, beyond the expiration or termination of this Agreement during (i) the period that any Product is being commercially distributed or sold other than for the purpose of obtaining regulatory approvals by Roche or by a sublicensee, Affiliate or agent of Roche and (ii) a commercially reasonable period thereafter.


                                       29.

                                   ARTICLE 12

                                 CONFIDENTIALITY

     12.1 PROPRIETARY INFORMATION; EXCEPTIONS. Each party will maintain all Proprietary Information received by it under this Agreement in trust and confidence and will not disclose any such Proprietary Information to any Third Party or use any such Proprietary Information for any purposes other than those necessary or permitted for performance under this Agreement. In particular, Roche shall not use any Gilead Know-How for any purpose other than those expressly licensed under Section 2.1. Each party may use the other's Proprietary Information only to the extent required to accomplish the purposes of this Agreement. Proprietary Information shall not be used for any purpose or in any manner that would constitute a violation of any laws or regulations, including without limitation the export control laws of the United States. Proprietary Information shall not be reproduced in any form except as required to accomplish the intent of this Agreement. No Proprietary Information shall be disclosed to any employee, agent, consultant, Affiliate, or sublicensee who does not have a need for such information. To the extent that disclosure is authorized by this Agreement, the disclosing party will obtain prior agreement from its employees, agents, consultants, Affiliates, sublicensees or clinical investigators to whom disclosure is to be made to hold in confidence and not make use of such information for any purpose other than those permitted by this Agreement. Each party will use at least the same standard of care as it uses to protect its own Proprietary Information of a similar nature to ensure that such employees, agents, consultants and clinical investigators do not disclose or make any unauthorized use of such Proprietary Information, but no less than reasonable care. Each party will promptly notify the other upon discovery of any unauthorized use or disclosure of the Proprietary Information.

     Proprietary Information shall not include any information which:

               (a) is now, or hereafter becomes, through no act or failure to act on the part of the receiving party in breach hereof, generally known or available;

               (b) is known by the receiving party at the time of receiving such information, as evidenced by its written records;

               (c) is hereafter furnished to the receiving party by a third party, as a matter of right and without restriction on disclosure;

               (d) is independently developed by the receiving party without any breach of this Agreement; or


                                       30.

               (e) is the subject of a written permission to disclose provided by the disclosing party.

     12.2 AUTHORIZED DISCLOSURE. The parties shall issue a joint press release upon signing this Agreement. The parties agree that the material financial terms of the Agreement, other than the initial payments provided in Sections 3.3(c) and 5.1 and the aggregate milestone payments provided for in Section 5.2, will be considered Proprietary Information of both parties. Notwithstanding the foregoing, either party may make disclosures required by law or regulation, provided prior notice is given to the other party whenever possible, and may disclose the material financial terms of the Agreement to bona fide potential corporate partners, to the extent required or contemplated by this Agreement, and to financial underwriters, prospective investors and other parties with a need to know such information. Any such disclosures, and any disclosure of the development and marketing or Products or other developments under this Agreement, including but not limited to press releases, will be reviewed and consented to by each party prior to such disclosure. Such consent shall not be untimely or unreasonably withheld by either party. All such disclosures shall be made only to parties under an obligation of confidentiality.

     Notwithstanding any other provision of this Agreement, each party may disclose Proprietary Information if such disclosure:


               (a) is in response to a valid order of a court or other governmental body of the United States or a foreign country, or any political subdivision thereof; provided, however, that the responding party shall first have given notice to the other party hereto and shall have made a reasonable effort to obtain a protective order requiring that the Proprietary Information so disclosed be used only for the purposes for which the order was issued;

               (b) is otherwise required by law or regulation, including SEC related documents; or


               (c) is otherwise necessary to file or prosecute patent applications, prosecute or defend litigation or comply with applicable governmental regulations or otherwise establish rights or enforce obligations under this Agreement, but only to the extent that any such disclosure is necessary.

     12.3 RETURN OF PROPRIETARY INFORMATION. In the event Roche loses its license to Gilead Patents and Gilead Know-How which was granted to it under this Agreement, Roche shall use diligent efforts (including without limitation a diligent search of files and computer storage devices) to return all Proprietary Information received by it from Gilead, provided, however, that Roche may keep one copy of such Proprietary Information for legal archival purposes. Access to the copy so retained by Roche's legal


                                       31.

department shall be restricted to counsel and such Proprietary Information shall not be used except in the resolution of any claims or disputes arising out of this Agreement.

     12.4 PUBLICATIONS. Except as required by law, neither Party shall publish or present, or cause to be published or presented, the results of studies carried out with respect to Products without the opportunity for prior review by the other party. Each party shall provide to the other the opportunity to review any proposed abstracts, manuscripts or presentations which relate to Products at least thirty (30) days prior to their intended submission for publication and such submitting party agrees, upon written request from the other party, not to submit such abstract or manuscript for publication or to make such presentation until the other party is given a reasonable period of time to seek patent protection for any material in such publication or presentation that it believes is patentable.

                                   ARTICLE 13

                         REPRESENTATIONS AND WARRANTIES

     13.1 MUTUAL REPRESENTATIONS AND WARRANTIES. Each party hereby represents and warrants:

               (a) CORPORATE POWER. Such party is duly organized and validly existing under the laws of the state of its incorporation and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof.

               (b) DUE AUTHORIZATION. Such party is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder.

               (c) BINDING AGREEMENT. This Agreement is a legal and valid obligation binding upon it and is enforceable in accordance with its terms. The execution, delivery and performance of this Agreement by such party does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any law or regulation of any court, governmental body or administrative or other agency having authority over it.

     13.2 GILEAD REPRESENTATIONS AND WARRANTIES. Gilead warrants and represents that:

          (a) SAFETY DATA. To the best of its knowledge, Gilead has informed Roche about all significant information in its possession or control concerning side effects, injury, toxicity or sensitivity reaction and incidents or severity thereof with respect to any Product tests conducted by Gilead or its contractors. Roche acknowledges


                                       32.

that such tests have been entirely preclinical and may not be indicative of results that may be obtained in humans.

          (b) PATENT MATTERS. As of the Effective Date, Gilead has no knowledge of the existence of any patent owned or controlled by a Third Party which covers the lead compound identified by Gilead to Roche (GS 4104) and would prevent Roche from making, using or selling such compound. To the best of Gilead's knowledge and belief, as of the Effective Date, the patent applications listed in Exhibit A at the Effective Date are owned by Gilead and Gilead is not in possession of information that would, in its opinion, render invalid and/or unenforceable claims directed specifically to GS 4104 that are presently in one or more of such applications. Notwithstanding the foregoing, if at any time prior to December 31, 1997, a patent or patent application held by a Third Party is identified which covers the specific Product being developed by the parties pursuant to this Agreement, the parties will meet and discuss possible resolutions of the patent situation. If the resolution involves a license from the Third Party to its patent rights and/or a license to the Third Party under Gilead or Roche patent rights, the parties acknowledge that the economic assumptions underlying this Agreement may no longer be valid, and in such case the parties will renegotiate the terms of this Agreement in good faith in order to reflect such resolution.

     13.3 NO OTHER REPRESENTATIONS. THE EXPRESS REPRESENTATIONS AND WARRANTIES STATED IN THIS ARTICLE 13 ARE IN LIEU OF ALL OTHER REPRESENTATIONS AND WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION, THE WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

                                   ARTICLE 14

                  DISPUTE RESOLUTIONS; VENUE AND GOVERNING LAW

     14.1 DISPUTES. The parties recognize that disputes as to certain matters may from time to time arise during the term of this Agreement which relate to either party's rights and/or obligations hereunder or thereunder. It is the objective of the parties to establish procedures to facilitate the resolution of disputes arising under this Agreement in an expedient manner by mutual cooperation and without resort to litigation. To accomplish this objective, the parties agree to follow the procedures set forth in this Article 14 if and when a dispute arises under this Agreement.

     In the event of disputes between the parties, including disputes among the members of the Steering Committee which such committee is unable to resolve, a party seeking to resolve such dispute will, by written notice to the other, have such dispute referred to their respective executive officers designated below or their successors, for


                                       33.

attempted resolution by good faith negotiations within fourteen (14) days after such notice is received. Said designated officers are as follows:

          For Roche:          Head of the Pharma Division

          For Gilead:         Chief Executive Officer

     In the event the designated executive officers are not able to resolve such dispute, either party may at any time after the 14 day period invoke the provisions of Section 14.2 hereinafter.

     14.2 ALTERNATIVE DISPUTE RESOLUTION. Following settlement efforts pursuant to Section 14.1, any dispute, controversy or claim arising out of or relating to the validity, construction, enforceability or performance of this Agreement, including disputes relating to alleged breach or to termination of this Agreement under Section 9.3, other than disputes which are expressly prohibited herein from being resolved by this mechanism, shall be settled by binding Alternative Dispute Resolution ("ADR") in the manner described below:

               (a) ADR REQUEST. If a party intends to begin an ADR to resolve a dispute, such party shall provide written notice (the "ADR Request") to counsel for the other party informing such other party of such intention and the issues to be resolved. From the date of the ADR Request and until such time as any matter has been finally settled by ADR, the running of the time periods contained in Section 9.3 as to which party must cure a breach of this Agreement shall be suspended as to the subject matter of the dispute.

               (b) ADDITIONAL ISSUES. Within ten (10) business days after the receipt of the ADR Request, the other party may, by written notice to the counsel for the party initiating ADR, add additional issues to be resolved.

               (c) NO ADR OF PATENT ISSUES. Disputes regarding the scope, validity and enforceability of patents shall not be subject to this Section 14.2, and shall be submitted to a court of competent jurisdiction.

     14.3 ARBITRATION PROCEDURE. The ADR shall be conducted pursuant to the ENDISPUTE Rules then in effect, except that notwithstanding those rules, the following provisions shall apply to the ADR hereunder:

               (a) ARBITRATOR. The arbitration shall be conducted by a panel of three arbitrators (the "Panel"). The Panel shall be selected from a pool of retired independent federal judges to be presented to the parties by ENDISPUTE.


                                       34.

               (b) PROCEEDINGS. The time periods set forth in the ENDISPUTE rules shall be followed, unless a party can demonstrate to the Panel that the complexity of the issues or other reasons warrant the extension of one or more of the time tables. In such case, the Panel may extend such time tables, but in no event shall the time tables being extended so that the ADR proceeding extends more than 18 months from its beginning to the Award. In regard to such time tables, the parties (i) acknowledge that the issues that may arise in any dispute involving this Agreement may involve a number of complex matters and
(ii) confirm their intention that each party will have the opportunity to conduct complete discovery with respect to all material issues involved in a dispute within the framework provided above. Within such time frames, each party shall have the right to conduct discovery in accordance with the Federal Rules of Civil Procedure. The Panel shall not award punitive damages to either party and the parties shall be deemed to have waived any right to such damages. The Panel shall, in rendering its decision, apply the substantive law of the State of California, without regard to its conflict of laws provisions, except that the interpretation of and enforcement of this Section 14.3(b) shall be governed by the Federal Arbitration Act. The Panel shall apply the Federal Rules of Evidence to the hearing. The proceeding shall take place in the City of New York. The fees of the Panels and ENDISPUTE shall be paid by the losing Party which shall be designated by the Panel. If the Panel is unable to designate a losing party, it shall so state and the fees shall be split equally between the parties.

               (c) AWARD. The Panel is empowered to award any remedy allowed by law, including money damages, multiple damages, prejudgment interest and attorneys' fee, and to grant final, complete, interim, or interlocutory relief, including injunctive relief but excluding punitive damages.

               (d) COSTS. Except as set forth in Section 14.3(b), above, each party shall bear its own legal fees. The Panel shall assess its costs, fees and expenses against the party losing the ADR unless it believes that neither party is the clear loser, in which case the Panel shall divide such fees, costs and expenses according to the Panel's sole discretion.

               (e) CONFIDENTIALITY. The ADR proceeding shall be confidential and the Panel shall issue appropriate protective orders to safeguard each party's Proprietary Information. Except as required by law, no party shall make (or instruct the Panel to make) any public announcement with respect to the proceedings or decision of the Panel without prior written consent of each other party. The existence of any dispute submitted to ADR, and the award, shall be kept in confidence by the parties and the Panel, except as required in connection with the enforcement of such award or as otherwise required by applicable law.


                                       35.

     14.4 JUDICIAL ENFORCEMENT. The parties agree that judgment on any arbitral award issued pursuant to this Article 14 shall be entered in the United States District Court for the Northern District of California or, in the event such court does not have subject matter jurisdiction over the dispute in question, such judgment shall be entered in the Superior Court of the State of California, in the County of San Mateo.

     14.5 GOVERNING LAW. This Agreement is made in accordance with and shall be governed and construed under the laws of the State of California, as such laws are applied to contract entered into and to be performed within such state.

                                   ARTICLE 15

                                  MISCELLANEOUS

     15.1 AGENCY. Neither party is, nor will be deemed to be, an employee, agent or legal representative of the other party for any purpose. Neither party will be entitled to enter into any contracts in the name of, or on behalf of the other party, nor will a party be entitled to pledge the credit of the other party in any way or hold itself out as having authority to do so. This Agreement is an arm's-length license agreement between the parties and shall not constitute or be construed as a joint venture.

     15.2 ASSIGNMENT. Except as otherwise provided herein, neither this Agreement nor any interest hereunder will be assignable in part or in whole by any party without the prior written consent of the other; provided, however, that either party may assign this Agreement to any of its Affiliates or to any successor by merger or sale of all or substantially all of its business assets to which this Agreement relates in a manner such that the assignor will remain liable and responsible for the performance and observance of all its duties and obligations hereunder. This Agreement will be binding upon the successors and permitted assigns of the parties and the name of a party herein will be deemed to include the names of such party's successors and permitted assigns to the extent necessary to carry out the intent of this Agreement. Any assignment which is not in accordance with this Section 15.2 will be void.

     15.3 AMENDMENT. No amendment or modification hereof shall be valid or binding upon the parties unless made in writing and signed by both parties.

     15.4 NOTICES. Any notice or other communication required or permitted to be given to either party hereto shall be in writing unless otherwise specified and shall be deemed to have been properly given and to be effective on the date of delivery if delivered in person or by facsimile or three (3) days after mailing by registered or certified mail, postage paid, to the other party at the following address:


                                       36.

     In the case of Gilead:

          Gilead Sciences, Inc.
          353 Lakeside Drive
          Foster City, CA 94404
          Telephone: (415) 574-3000
          FAX: (415) 578-9264
          Attention: Chief Executive Officer

          AND

          Gilead Sciences, Inc.
          353 Lakeside Drive
          Foster City, CA 94404
          Telephone: (415) 574-3000
          Fax: (415) 572-6622
          Attention: General Counsel

     In the case of Roche:

          F. Hoffmann-La Roche Ltd
          CH-4070 Basel, Switzerland
          Telephone: 41-61-688 30 60
          FAX: 41-61-688 13 96
          Attention: Corporate Law Department

          AND

          Hoffmann-La Roche Inc.
          340 Kingsland Street
          Nutley, NJ   07110
          Telephone: (201) 235-2165
          FAX: (201) 235-3500
          Attention: Corporate Secretary

Either party may change its address for communications by a notice to the other party in accordance with this Section 15.4.

     15.5 FORCE MAJEURE. Any prevention, delay or interruption of performance by any party under this Agreement shall not be considered a breach of this Agreement if and to the extent caused by occurrences beyond the reasonable control of the party affected, including but not limited to acts of God, embargoes, governmental restrictions, strikes or


                                       37.

other concerted acts of workers, fire, flood, earthquake, explosion, riots, wars, civil disorder, rebellion or sabotage. The party suffering such occurrence shall immediately notify the other party and any time for performance hereunder shall be extended by the actual time of prevention, delay, or interruption caused by the occurrence.

     15.6 AFFILIATES. The parties hereto acknowledge that Roche will carry out many of the activities required or permitted pursuant to this Agreement through its Affiliates. Roche hereby represents and warrants to Gilead that this Agreement shall be binding on its Affiliates and further guarantees the performance of its Affiliates in accordance with this Agreement as if such Affiliates were parties to this Agreement. In the event either party to this Agreement is acquired by another company, then the technology and programs of the acquiring company in existence at the time of such transaction shall not be subject to this Agreement.

     15.7 EXPORT CONTROL. This Agreement is made subject to any restrictions concerning the export of products or technical information from the United States of America or other countries which may be imposed upon or related to Gilead or Roche from time to time. Each party agrees that it will comply with all applicable export laws and regulations in connection with its activities under this Agreement.

     15.8 SEVERABILITY. If any term, condition or provision of this Agreement is held to be unenforceable for any reason, it shall, if possible, be interpreted, to achieve the intent of the parties to this Agreement to the extent possible rather than voided. If not capable of such interpretation, the parties shall in good faith seek to agree on an alternative provision reflecting the intent of the parties which is enforceable. In any event, all other terms, conditions and provision of this Agreement shall be deemed valid and enforceable to the full extent.

     15.9 CUMULATIVE RIGHTS. The rights, powers and remedies hereunder shall be in addition to, and not in limitation of, all rights, powers and remedies provided at law or in equity, or under any other agreement between the parties. All of such rights, powers and remedies shall be cumulative, and may be exercised successively or cumulatively.

     15.10 WAIVER. No waiver by either party hereto on any breach or default of any of the covenants or agreements herein set forth shall be deemed a waiver as to any subsequent or similar breach or default.

     15.11 ENTIRE AGREEMENT. This Agreement, and all Exhibits and Schedules referred to herein, embody the entire understanding of the parties with respect to the subject matter hereof and shall supersede all previous communications, representations or understandings, either oral or written, between the parties relating to the subject matter hereof.


                                       38.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement by their respective officer hereunto duly authorized.

GILEAD SCIENCES, INC.              F. HOFFMANN-LA ROCHE LTD



By: /s/ John C. Martin             By: /s/ W. Henrich
    -------------------------          ------------------------------
Name:   John C. Martin             Name: Werner Henrich
      -----------------------            ------------------------------
Title:  CEO                        Title:  Director
       ----------------------             ------------------------------

                                   HOFFMANN-LA ROCHE INC.

                                   By: /s/ Stephen Sulovar
                                       ---------------------------------
                                   Name: Stephen Sulovar
                                         -------------------------------
                                   Title:  Sr. Vice President
                                          ------------------------------




                                       39.

                                                                        Filing
 Case No.         Title                  Country   Appl. No.             Date
 --------  ---------------------         -------   ----------           -------
[


















                                                                              ]


                      [*] CONFIDENTIAL TREATMENT REQUESTED

                                    EXHIBIT A